Exhibit 10.113

CLAIMS MANAGEMENT AGREEMENT

This Claims Management Agreement (the “Agreement”) is entered into with an effective date of October 1, 2003 (the “Effective Date”), by and among Prospect Medical Group and Professional Care IPA Medical Group (collectively referred to as “Medical Groups”) and PacifiCare of California (“PacifiCare”) with reference to the following facts;

A.                                   WHEREAS, Medical Groups and PacifiCare are parties to those certain agreements described on Schedule 1 attached hereto, as amended (collectively, the “Provider Agreement”), pursuant to which Medical Groups arranges health care services to enrollees of PacifiCare’s Medicare-risk plan, Secure Horizons, who have selected or been assigned to Medical Groups as their participating medical groups (“Senior Members”) and of PacifiCare’s various commercial health benefit plans (“Commercial Members”);

B.                                     WHEREAS, Medical Groups’ obligations under the Provider Agreement include the performance of certain delegated claims processing and payment functions with respect to medical services provided or arranged by Medical Groups to Senior Members and Commercial Members, subject to Medical Groups’ compliance with Health Care Financing Administration’s (“HCFA”) and California Department of Corporations (“DOC”) claims processing standards, as applicable;

C.                                     WHEREAS, Medical Groups has failed to comply with HCFA’s claims processing standards with respect to Senior Members;

D.                                    WHEREAS, PacifiCare has determined (i) that it is necessary for PacifiCare to manage and control the claims processing and payment functions for Senior Members and (ii) that the least disruptive and most efficient method for PacifiCare to manage and control the claims processing and payment functions is for PacifiCare to utilize Medical Groups’ premises, equipment, systems and support personnel;

NOW THEREFORE, the parties hereto agree as follows:

1.                                       Definitions.  Whenever used in this Agreement, the following terms shall have the definitions contained in this Section 1:

Data is all information, data, documentation, reports and records relating to the Support Services.

Commercial Members means those persons enrolled in PacifiCare’s various commercial health benefit plans who have selected or been assigned to Medical Groups as their participating medical groups, including, without limitation, PacifiCare commercial plan members.

Medical Groups Risk Services means medical services provided to Senior Members that are the financial responsibility of Medical Groups pursuant to the terms of the Provider Agreement.

Professional Care IPA Medical Group and Prospect Medical Group
Claims Management Agreement
Effective:  October 1, 2003

Management Services means the management and supervision of the Support Services as more particularly described on Schedule 2, attached hereto.

Monthly HCFA Payment is the revenue received by PacifiCare each month from HCFA, as determined by HCFA, for providing covered health care services to Senior Members.

PacifiCare Capitation Payments means the monthly capitation payments payable by PacifiCare to Medical Groups pursuant to the terms of the Provider Agreement.

PacifiCare Management Personnel means (i) the PacifiCare employees identified to Medical Groups from time to time by PacifiCare, and (ii) third party consultants retained from time to time on a temporary or emergency basis by PacifiCare.

Support Facilities means Management Company’s premises, equipment and systems set forth on Schedule 3, attached hereto, as such schedule may be modified from time to time upon the written consent of PacifiCare and Medical Groups.

Support Services means the claims processing and payment support service functions and related services provided in connection with Medical Groups Risk Services under the management and supervision of the PacifiCare Management Personnel, which service functions are more particularly described on Schedule 4, attached hereto.  Support Services shall include, without limitation, claims processing and payment support service functions for Medical Groups-Risk Services when such claims are incurred on a fee-for-service, discounted fee-for-service or per-diem basis and for both contracted and non-contracted providers.

Support Staff means (i) the claims processing and other administrative staff positions utilized by Medical Groups to perform the Support Services, and (ii) adequate support by clerical staff and mailroom staff as deemed reasonably necessary by PacifiCare for use by the PacifiCare Management Personnel in the performance of the Management Services and Support Services.  With respect to the Support Staff described in clause (i) above, the staff positions and full-time-equivalent (“FTE”) employee allocations and allocation criteria shall be mutually agreed upon by Medical Groups and PacifiCare prior to the Effective Date.

2.                                       Management Services.  Commencing the Effective Date and continuing until this Agreement is terminated pursuant to the terms of Section 11 below, PacifiCare shall cause the PacifiCare Management Personnel to provide the Management Services.  Except as otherwise provided in this Agreement, PacifiCare shall not unreasonably interfere in the operations and activities of Medical Groups unrelated to the Support Services or Management Services.  Medical Groups agrees that PacifiCare may amend the Management Services by providing notice to Medical Groups in order to ensure compliance by PacifiCare with the requirements of HCFA or the DOC and that such amendment may include, without limitation, expansion of the Management Services to include claims processing and payment management and supervision for medical services provided to Commercial Members.

3.                                       Support Services and Support Staff.  Medical Groups will make available to PacifiCare the Support Staff for purposes of performing the Support Services.  Medical Groups represents and warrants that the Support Staff is sufficient and competent to timely and accurately perform the Support Services.  Pursuant to this Agreement, the PacifiCare Management Personnel shall manage and supervise the Support Staff and Support Services.  Except as set forth in this Agreement, Medical Groups shall be responsible for the Support Staff in all other aspects of their employment.  PacifiCare, at its sole discretion, may remove any individual from the Support Staff upon written notice to Medical Groups of PacifiCare’s reason for such removal.  Medical Groups, however, shall have the sole authority with respect to (i) the engagement, termination of the support staff, and (ii) the reassignment of any individual removed from the Support Staff by PacifiCare.  Although PacifiCare will utilize the Support Staff where possible, PacifiCare may utilize its own staff in lieu of some or all of the Support Staff as it reasonably deems necessary for purposes of ensuring timely and accurate performance of the Support Services.  Medical Groups agree that PacifiCare may amend the Support Services and/or the Support Staff by providing notice to Medical Groups in order to ensure compliance by PacifiCare with the requirements of HCFA or the DOC and that such amendment may include, without limitation, expansion of the Support Services to include claims processing and payment support for medical services provided to Commercial Plan Members.

4.                                       Compensation.  PacifiCare will charge and collect from Medical Groups its actual expenses incurred in providing the Management Services and the Support Services ( the “PacifiCare Administrative Cost”).  The PacifiCare Administrative Cost shall be equal to the sum of the following:  (i) for PacifiCare employees, the number of hours spent by each such employee performing Management Services and/or Support Services multiplied by an hourly rate which, in PacifiCare’s good faith determination, will fully reimburse PacifiCare for the salary or wages and all employee benefits paid to such employee on an hourly basis; (ii) for third party consultants who are PacifiCare Management Personnel, the actual billings provided by such consultants in support of the Management Services and the Support Services; and (iii) actual travel expenses determined according to PacifiCare’s standard travel expense reimbursement procedures.  The PacifiCare Administrative Cost will be calculated in increments of one quarter of an hour, rounded off to the nearest one quarter of an hour.  Each month, PacifiCare will submit a billing to Medical Groups that shall itemize the PacifiCare Administrative Cost.  Medical Groups shall pay the PacifiCare Administrative Cost identified in the monthly billing within thirty (30) days of receipt.  If PacifiCare has not received payment in full of the PacifiCare Administrative Cost within such thirty (30) day period, PacifiCare shall, in its sole discretion, have the right to withhold from future PacifiCare Capitation Payments an amount to cover the PacifiCare Administrative Cost attributable to such month.  In addition, if Medical Groups fails to make timely payments of the PacifiCare Administrative Cost, PacifiCare shall have the right to establish a withhold from the PacifiCare Capitation Payments to cover the estimated PacifiCare Administrative Cost for the month covered by the PacifiCare Capitation Payment.  The compensation set forth in this Section 4 shall be in lieu of and shall not be limited by any specified reduction to the PacifiCare Capitation Payments as may be set forth in the Provider Agreements.  Medical Groups shall be obligated to reimburse PacifiCare for PacifiCare Administrative Costs incurred beginning the Effective Date and continuing for the remaining term of this Agreement.

5.                                       Access to and Maintenance of Support Facilities and Data.  Medical Groups will allow PacifiCare and PacifiCare Management Personnel full and complete access to and use of the Support Facilities and the Data for the purpose of providing Management Services and facilitating the performance of Support Services.  Medical Groups shall maintain the Support Facilities and the Data during the entire term of this Agreement and for a period of at least two (2) years from the termination of this Agreement.

6a.                                 Cooperation of Medical Groups.  Medical Groups shall (i) fully cooperate with PacifiCare in the performance of the services provided under this Agreement, (ii) take all actions necessary to cause the timely and accurate performance of the Support Services, and (iii) make available on a timely basis for use, review, or copying by duly authorized representatives of PacifiCare any and all contracts, Data, records, reports, information and resources deemed reasonably necessary by PacifiCare in connection with providing Management Services and facilitating the performance of Support Services in accordance with the standards of PacifiCare, HCFA and the DOC, including, without limitation, claims processing data, subcontracted provider rates, and authorization and utilization management information.

6b.                                Cooperation of PacifiCare.  PacifiCare shall cooperate with Medical by forwarding to Medical Groups claims for Medical Groups-Risk Services which are received by PacifiCare on or after the Effective Date.

7.                                       Claims Account.  Upon the execution of this Agreement, Medical Groups shall (a) establish a segregated checking account (the “Medical Groups Account”) with a continuing balance no less than $50,000.00 (the “Minimum Balance”), and (b) in the event that the normal payment and check writing process will cause Medical Groups to be out of compliance with HCFA claims processing standards, and upon notification from PacifiCare to Medical Groups, take all action necessary to cause PacifiCare to be authorized to make withdrawals from and write checks upon such account for the sole purpose of paying claims for Medical Groups Risk Services.  Medical Groups shall deposit such additional funds in the Medical Groups Account to cause the balance thereof to equal or exceed the Minimum Balance no later than two (2) business day following Medical Groups becoming aware that the balance of the Medical Groups Account is less than the Minimum Balance.

If Medical Groups fails to maintain the segregated checking account in accordance with the terms of this Section 7 or PacifiCare determines that the following action is necessary to comply with HCFA’s standards, then, in lieu of the Medical Groups Account, PacifiCare may withhold from the PacifiCare Capitation Payment an amount equal to the Minimum Balance and deposit such amount into its own segregated checking account (the “PacifiCare Account”) for the sole purpose of paying claims for Medical Groups Risk Services.  PacifiCare may continue to withhold from each PacifiCare Capitation payment as necessary to maintain the Minimum Balance in the PacifiCare Account.

PacifiCare may increase the amount of the Minimum Balance in the Medical Groups Account or the PacifiCare Account, as the case may be, upon notice to Medical Groups if PacifiCare determines that such action is necessary to comply with HCFA and/or DOC standards.

8.                                       PacifiCare Corrective Action Plans.  PacifiCare may recommend improvements and develop corrective action plans regarding the Support Facilities, the Support Services and other services and functions related to the proper performance of Medical Groups under the Provider Agreements, including without limitation, utilization management and quality management.  Medical Groups will allow PacifiCare access to appropriate Medical Groups management and to its respective boards of directors for purposes of communicating such recommendations and corrective action plans.  Medical Groups will promptly and fully implement any and all such recommendations and corrective action plans developed by PacifiCare.

9.                                       Membership Freeze.  PacifiCare reserves the right, at its discretion, to discontinue marketing and enrollment of new Senior Members until PacifiCare determines that claims processing and payment functions for Medical Groups have been brought into compliance with HCFA’s claims processing standards (the “Membership Freeze Period”).  During the Membership Freeze Period, PacifiCare will cease any and all marketing, sales and enrollment activities for Senior Members at Medical Groups.  Exceptions will be allowed only upon the prior written approval of PacifiCare.

10.                                 PacifiCare Audits.  PacifiCare and its representatives will conduct any and all audits that PacifiCare reasonably determines are necessary to (i) monitor Medical performance under this Agreement and (ii) assure PacifiCare of Medical Groups’ ability to satisfy its continuing obligations under the Provider Agreement.  Medical Groups will cooperate in full with all such audits.

11.                                 Termination of this Agreement.  This Agreement may be terminated as set forth below:

11.1                           Immediately and automatically upon the termination of any one or more of the Provider Agreements with respect to Senior Members covered by the terminated Provider Agreement.

11.2                           Upon written notice of termination by PacifiCare to which notice under this Section 11.2 shall only be provided if PacifiCare has confirmed that all of the following are true:

a.                                       Medical Groups has demonstrated to PacifiCare’s satisfaction that adequate systems, resources and personnel are available to perform the Support Services without the Management Services and in compliance with DOC’s and HCFA’s claims processing standards applicable to Senior Members.

b.                                      Medical Groups has fully complied with any and all reasonable corrective action plans developed by PacifiCare.

c.                                       Medical Groups has fully cooperated with PacifiCare during the term of this Agreement, including, without limitation, provision of requested information on a timely basis and cooperation with audits conducted by PacifiCare.

d.                                      Medical Groups has entered into a delegation amendment, substantially in the form attached hereto as Schedule 5, which amendment will amend each of the Provider Agreements.

e.                                       Any and all required regulatory approvals have been obtained.

12.                                 Notice of Assumption of Support Services.  In the event of Medical Groups’ breach of this Agreement or inability to continue performing the Support Services or at the direction of HCFA or DOC, PacifiCare may, upon written notice to Medical Groups, elect to assume full control for the Support Services and discontinue utilizing the Support Facilities and the Support Staff.  In such event, PacifiCare may, in its sole discretion, elect to utilize PacifiCare Management Personnel to perform the Support Services directly, utilizing the Support Facilities and the Data.  In such event, (i) Medical Groups shall allow PacifiCare full and complete access to and use of the Support Facilities and the Data in order to perform the Support Services and shall fully cooperate with PacifiCare as specified in Section 6 above; (ii) PacifiCare shall deduct from the PacifiCare Capitation Payments during the period it assumes full responsibility for Support Services and Management Services an amount reasonably estimated by PacifiCare to cover its actual costs for providing the Support Services, including any and all start-up costs incurred by PacifiCare, which amount shall be adjusted from time-to-time to reflect the actual costs of PacifiCare; and (iii) PacifiCare shall further withhold from the PacifiCare Capitation Payments an amount reasonably necessary to cover PacifiCare’s costs in performing the Support Services.

PacifiCare’s full assumption of Support Services shall continue until (i) Medical Groups has demonstrated to PacifiCare’s satisfaction that adequate systems, resources and personnel are available to perform the Support Services without the Management Services and in compliance with PacifiCare’s, HCFA’s and DOC’s claims processing standards, (II) Medical Groups has fully complied with any and all reasonable corrective action plans developed by PacifiCare, (iii) Medical Groups has fully cooperated with PacifiCare during the term of this Agreement, including, without limitation, provision of requested information and Data on a timely basis and cooperation with audits conducted by PacifiCare, and (iv) any and all required regulatory approvals have been obtained.  The rights set forth in this Section 12 and in Section 11 above are not intended as exclusive remedies and PacifiCare may seek whatever action in law or equity as may be necessary to enforce its rights under this Agreement or under the Provider Agreements.

13.                                 Non-Solicitation of Employees.  The parties agree that during the term of this Agreement and for one (1) year after the termination of this Agreement, (i) Medical Groups will not solicit the employment of, or employ, any of PacifiCare’s personnel involved in the provision of Management Services or Support Services without PacifiCare’s prior written consent and (ii)

PacifiCare will not solicit the employment of, or employ, any of Medical Groups’ personnel involved in the provision of Support Services without the prior written consent of Medical Groups, as the case may be.

14.                                 Independent Contractor Status.  PacifiCare and Medical Groups agree that the parties hereto shall perform the services described herein as independent contractors.  This Agreement is not and shall not be considered to create an employer/employee relationship, joint venture, partnership or agency relationship of any kind, and none of the parties hereto shall represent to any third persons that any such relationship exists.  Each party hereto is and shall remain professionally and economically independent of the others, and none of the parties hereto will have any authority to bind or commit the other parties.  With respect to its own personnel, each party is, accordingly, independently responsible for all obligations incumbent upon an employer.

15.                                 Liability of Obligations.  Notwithstanding the provisions of any other section of this Agreement, nothing contained herein shall cause PacifiCare to be liable or responsible for any debt, liability or obligation which Medical Groups has to the employees of Medical Groups, as the case may be, or to any third party, unless such liability or responsibility is assumed in writing by an authorized representative of PacifiCare.  Notwithstanding the provisions of any other section of this Agreement, nothing contained herein shall cause Medical Groups to be liable or responsible for any debt, liability or obligation which PacifiCare has to its employees, or to any third party, unless such liability or responsibility is assumed in writing by an authorized representative of Medical Groups or Management Company.  Each party shall be solely responsible for any obligation for payment of wages, salaries or other compensation (including all state and federal withholding taxes and mandatory employee benefits), insurance and any voluntary employment-related or other contractual or fringe benefits that may be due or payable by the party on behalf of such party’s employees, agents and representatives.

16.                                 Indemnity.

16.1                           Medical Groups Obligation to PacifiCare.  Medical Groups shall defend, indemnify and hold harmless PacifiCare and its directors, officers, employees, affiliates and agents against any claim, loss, damage, cost, expense or liability (collectively, “Losses”) arising out of or related to the performance or nonperformance by Medical Groups and its respective employees, agents or contracting providers of any services to be performed or arranged by Medical Groups under this Agreement or the Provider Agreements.

16.2                           PacifiCare Obligation to Medical Groups.  PacifiCare shall defend, indemnify and hold harmless Medical Groups and its directors, officers, employees, affiliates and agents against any Losses arising out of or related to the performance or nonperformance by PacifiCare, its employees or agents of any services to be performed by PacifiCare under this Agreement or the Provider Agreements.  Notwithstanding the foregoing sentence, PacifiCare shall not be liable to Medical for any Losses sustained by Medical Groups or Management Company as a result of PacifiCare’s performance of Management Services and Support Services or the exercise of any right which PacifiCare has under this Agreement, provided that PacifiCare performed such Management Services or Support Services or exercised such right in good faith.

17.                                 No Implied Warranties.  Except as expressly set forth in this Agreement, PacifiCare makes no express or implied warranties regarding the Management Services or Support Services.

18.                                 Confidential and Proprietary Information.

18.1                           Information Confidential and Proprietary to PacifiCare.  Medical Groups shall maintain the confidentiality of all information designated in this Section.  For purposes of this Section 18, the term Medical Groups shall include its partners, shareholders, owners, officers, directors, employees, agents, representatives, consultants and contractors.  The information which Medical Groups shall maintain confidential (the “Confidential Information”) consists of:  (i) the list of Senior Members for whom Medical Groups shall provide or arrange Covered Services (as defined in the Provider Agreements) and any other information containing the names, addresses and telephone numbers of Senior Members which has been compiled by PacifiCare; (ii) lists or documents compiled by PacifiCare which include the names, addresses and telephone numbers of employers, employees of such employers responsible for health benefits and the officers and directors of such employers; (iii) the PacifiCare Provider Policies and Procedures Manual, related written materials and any of PacifiCare’s member, employer and administrative service manuals and all forms related thereto; (iv) the financial arrangements between PacifiCare and any of PacifiCare’s Participating Providers (as defined in the Provider Agreements); (v) PacifiCare underwriting and rating information and any other information utilized by PacifiCare for determining eligibility or rates for the Managed Care Plans (as defined in the Provider Agreements); and (vi) any other information compiled or created by PacifiCare which is proprietary to PacifiCare and which PacifiCare identifies in writing to Medical Groups.  The term “Confidential Information” does not include information which either Medical can prove:  (i) is already in its possession, provided that such information is not known by it to be subject to another confidentiality agreement or other obligation of secrecy; (ii) was or becomes generally available to the public other than as a result of disclosure by it in violation of this Agreement; (iii) was or becomes available to it on a non-confidential basis from a source other than PacifiCare, provided that such source is not known to the recipient of the information to be bound by a confidentiality agreement, or other obligation of secrecy or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation to PacifiCare; or (iv) is independently developed by it.

18.2                           Non-Disclosure of Confidential Information.  Medical Groups shall not disclose or use the Confidential Information for its own benefit or gain either during the term of this Agreement or after the date of termination of this Agreement.  Medical Groups may use the Confidential Information in negotiations with PacifiCare and to the extent necessary to perform its duties under this Agreement or upon express prior written permission of PacifiCare.  Upon the effective date of termination of this Agreement, Medical Groups shall provide and return to PacifiCare the Confidential Information in its possession in the manner specified by PacifiCare.

18.3                           Information Confidential and Proprietary to Medical Groups.  PacifiCare shall maintain the confidentiality of all information designated in this Section 18.3.  For purposes of this Section 18.3, the term PacifiCare shall include its partners, shareholders, owners, officers, directors, employees, agents, representatives, consultants and contractors.  The information which PacifiCare shall maintain confidential (the “Medical Groups Confidential Information”) consists of the following information to the extent it was in the lawful possession of Medical Groups and made available to PacifiCare in the course of performing Management Services hereunder; (i) the list of senior members for whom other HMOs provide or arrange for Covered Services and any other information containing the names, addresses and telephone numbers of seniors which have been compiled by the other HMOs; (ii) lists or documents compiled by other HMOs which include the names, addresses and telephone numbers of employers, employees of such employers responsible for health benefits and the officers and directors of such employers; (iii) other HMOs’ Provider Policies and Procedures Manual, related written materials and any of the other HMOs’ member, employer and administrative service manuals and all forms related thereto; (iv) the financial arrangements between the other HMOs and any of the other HMOs’ participating providers; (v) the other HMOs’ underwriting and rating information and any other information utilized by the other HMOs for determining eligibility or rates for the managed care plans; and (vi) any other information compiled or created by Medical Groups which is proprietary to Medical Groups and which Medical Groups identifies in writing to PacifiCare.  The Term “Medical Groups Confidential Information” does not include information which PacifiCare can demonstrate:  (i) is already in its possession, provided that such information is not known by it to be subject to another confidentiality agreement or other obligation of secrecy; (ii) was or becomes generally available to the public other than as a result of disclosure by it in violation of this Agreement; (iii) was or becomes available to it on a non-confidential basis from a source other than Medical Groups, provided that such source is not known to the recipient of the information to be bound by a confidentiality agreement, or other obligation of secrecy or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation to Medical Groups; or (iv) is independently developed by it.

18.4                           Non-Disclosure of Medical Groups Confidential Information.  PacifiCare shall maintain and shall cooperate with Medical Groups to maintain the confidentiality of the Medical Groups Confidential Information.  PacifiCare shall not disclose or use any of the Medical Groups Confidential Information for its own benefit either during the term of this Agreement or after the effective date of termination of this Agreement.  Upon termination of this Agreement, PacifiCare shall provide and return to Medical Groups all of the Medical Groups Confidential Information in its possession in the manner to be specified by Medical Groups.

18.5                           Provider Agreement.  With respect to PacifiCare and Medical Groups, the provisions of this Section 18 shall supplement, but not replace, the covenants regarding confidential information set forth in the Provider Agreement.

19.                                 General Provisions.

19.1                           Notice.  All notices required or permitted by this Agreement shall be in writing and may be delivered in person or may be sent by registered or certified mail or US

Postal Service Express Mail, with postage prepaid, or by Federal Express or other overnight courier that guarantees next day delivery, or by facsimile transmission, and shall be deemed sufficiently given if served in the manner specified in this Section.  The addresses below shall be the particular party’s address for delivery or mailing of notice purposes:

If to PacifiCare:
PacifiCare of California
5757 Plaza Drive, Suite 150
Cypress, California 90630
Mail Stop CY44-116

Attention:  Vice President, Network Management

If to Medical Groups:

Professional Care IPA Medical Group
1920 E. 17th St
Santa Ana, CA 92705
Attention:  President

Prospect Medical Group
1920 E. 17th St
Santa Ana, CA 92705
Attention:  President

The parties may change the names and addresses noted above through written notice in compliance with this section.  Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark date.  Notices delivered by US Postal Service Express mail, Federal Express or overnight courier that guarantees next day delivery shall be deemed given twenty-four (24) hours after delivery of the notice to the United States Postal Service, Federal Express or overnight courier.  If any notice is transmitted by facsimile transmission or similar means, the notice shall be deemed served or delivered upon telephone confirmation of receipt of the transmission, provided a copy is also delivered via delivery or mail.

19.2                           Assignment.  This Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred or pledged in any way by Medical Groups or PacifiCare and shall not be subject to execution, attachment or similar process.  However, PacifiCare may assign this Agreement and its rights, interests and benefits hereunder to any entity which is a corporate affiliate of PacifiCare.

19.3                           Amendments.  Amendments or modifications to this Agreement shall be effective only upon mutual written agreement of the parties, except as provided below or as specifically authorized elsewhere in this Agreement:

a.                                       PacifiCare may amend this Agreement by providing written notice to Medical Groups in order to maintain compliance with state and federal law or the directives of HCFA or DOC.

b.                                      The Support Staff positions and FTE allocations may be modified from time to time by PacifiCare upon notice to Medical Groups, except that any addition of a Medical Groups employee to the Support Staff shall require the approval of Medical Groups and PacifiCare.

c.                                       PacifiCare may amend the PacifiCare Management Personnel upon notice to Medical Groups.

19.4                           Invalidity of Sections of Agreement.  The unenforceability or invalidity of any paragraph or subparagraph of any section or subsection of this Agreement shall not affect the enforceability and validity of the balance of this Agreement.

19.5                           Captions.  Captions in this Agreement are descriptive only and do not affect the intent or interpretation of the Agreement.

19.6                           Waiver of Breach.  The waiver by either party to this Agreement of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach or violation thereof.

19.7                           No Third Party Beneficiaries.  This Agreement shall not create any rights in any third parties who have not entered into this Agreement, nor shall this Agreement entitle any such third party to enforce any rights or obligations that may be possessed by such third party.

19.8                           Entire Agreement.  This Agreement, including all schedules attached hereto, contains all the terms and conditions agreed upon by the parties regarding the subject matter of this Agreement.  Except as specifically provided below, any prior agreements, promises, negotiations or representations of or between the parties, either oral or written, relating to the matters specifically addressed in this Agreement, which are not expressly set forth in this Agreement are Superseded.  Notwithstanding the other provisions of this Section 19.8 to the contrary, PacifiCare and Medical Groups agree that (i) this Agreement amends the Provider Agreement, (ii) except as specifically provided herein, to the extent the terms of this Agreement conflict in any way with the terms of the Provider Agreement, the terms of this Agreement shall govern, and (iv) in all other respects, the Provider Agreement shall remain in full force and effect, as amended by this Agreement.  The termination of this Agreement shall not affect the enforceability of the Provider Agreement and the provisions thereof superseded by this

Agreement during the term hereof shall come into full force and effect upon the termination of the Agreement.

19.9                           Incorporation of Schedules.  The schedules attached hereto and referenced herein are an integral part of this Agreement and are incorporated in full herein by this reference.

This Agreement is executed by the parties and is effective as of the date set forth above.

PACIFICARE OF CALIFORNIA

BY:

TITLE:

PROFESSIONAL CARE IPA MEDICAL GROUP

BY:	/s/ Catherine Dickson

TITLE:	COO-PMS

PROSPECT MEDICAL GROUP

BY:	/s/ Catherine Dickson

TITLE:	COO-PMS

SCHEDULE 1

PROVIDER AGREEMENTS

The Professional Capitation Medical Group/IPA Services Agreement between PacifiCare of California and Professional Care IPA Medical Group effective June 1, 1999.

SCHEDULE 2

MANAGEMENT SERVICES

PacifiCare, through the PacifiCare Management Personnel, shall manage and supervise the Support Staff in the performance of the Support Services, including but not limited to the following:

1.                                       Interpret and analyze daily receipts volume (both total and PacifiCare)

2.                                       Utilize PacifiCare criteria for payment or denial of claims including PacifiCare medical criteria

3.                                       Quality review/auditing of claims processing

4.                                       Interpret and analyze management reports

5.                                       Participate in management meetings with cross-functional activities (e.g. utilization management and/or information services)

6.                                       Manage and supervise Support Staff

•                                          goals setting

•                                          provide feedback (on, e.g., productivity and quality)

•                                          provide performance evaluations

7.                                       Issue periodic reports to Medical Group regarding findings and recommendations with respect to the Support Services

8.                                       Such other services which the PacifiCare Management Personnel deems reasonably necessary for the processing and payment of claims in connection with Medical Group Risk Services in compliance with HCFA’s and DOC’s claims processing standards applicable to Senior Members.

SCHEDULE 3

SUPPORT FACILITIES

1.             Office space for use by the PacifiCare Management Personnel.

2.             Access to hardware, software and other systems owned, leased or operated by or on behalf of Medical Group which relate to the Support Services.

3.             Access to telephones, telecopier, facsimile machine, word processing equipment, printers and other general office equipment that is deemed reasonably necessary by PacifiCare for use by the PacifiCare Management Personnel in the performance of the Management Services.

4.             Access to dedicated space and facilities, in a central location, for use by the Support Staff and the PacifiCare Management Personnel.

SCHEDULE 4

SUPPORT SERVICES

All claims processing and payment support functions and related services provided in connection with Medical Group Risk Services, including but not limited to the following:

1.                                       Track daily receipts volume (both total and PacifiCare)

2.                                       Sort and distribute work (both contract and non-contract) (and route to PacifiCare if needed)

Process (i.e. pay or deny) claims pursuant to contracts and PacifiCare medical necessity guidelines, including:

•                                          data entry

•                                          document authorization

•                                          document eligibility

3.                                       Production and distribution of checks, explanation of benefits and explanation of payment

4.                                       Reprocessing of errors

5.                                       Handling of returned checks

6.                                       Provide information regarding opportunities for improvement

7.                                       Generate management reports

8.                                       Submit encounter data to PacifiCare

9.                                       Identify COB, TPL, overpayment processes

10.                                 Such other services which the PacifiCare Management Personnel deems reasonably necessary for the processing and payment of claims in connection with Medical Group Risk Services in compliance with HCFA’s and DOC’s claims processing standards applicable to Senior Members.

SCHEDULE 5

DELEGATION AGREEMENT

Exhibit 2, Delegated Activities, effective January 1, 2003 in the Amendment to the Professional Capitation Medical Group/IPA Services Agreement between PacifiCare of California and Professional Care IPA Medical Group.